Exhibit 5.1

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December 1, 2020

Novus Capital Corporation

8556 Oakmont Lane

Indianapolis, IN 46260

Re:	Novus Capital Corporation Registration Statement on Form S-4 (Registration No. 333-249421)

Dear Sir/Madam

We refer to the Registration Statement (the “Registration Statement”) filed by Novus Capital Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the sale of up to 50,000,000 shares (the ”Shares”) of the Company’s common stock $0.0001 par value per share (the “Common Stock”) to be issued by the Company pursuant to the Business Combination Agreement (the “Business Combination Agreement”) dated September 28, 2020 between the Company, ORGA, Inc., a Delaware corporation,  and AppHarvest, Inc., a Delaware public benefit corporation. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

In our capacity as counsel to the Company, we have examined the original or certified copies of (i) the Business Combination Agreement, (ii) the Existing Certificate of Incorporation  of the Company, (iii) the amendments (the “Charter Amendments”) to the Existing Certificate of Incorporation that comprise the Charter Proposal and (iv) such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Blank Rome LLP | blankrome.com

December 1, 2020

In connection with the opinions expressed below, we have assumed that, at and prior to the time of the issuance and delivery of any securities by the Company pursuant to the Registration Statement, (i) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (ii) the Charter Amendments will have been effected by the filing of the Proposed Certificate of Incorporation with the Secretary of State of the State of Delaware in the form of Annex B to the Proxy Statement and Prospectus included in the Registration Statement (the “Proxy Statement and Prospectus”).

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued in the manner and on the terms described in the Registration Statement and the Business Combination Agreement, will be validly issued, fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Additional Information – Legal Matters” in the Proxy Statement and Prospectus. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome
BLANK ROME LLP